UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CYTORI THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 28, 2013

CYTORI THERAPEUTICS, INC	Meeting Location
Headquarters	HILTON SAN DIEGO/DEL MAR
3020 CALLAN RD	DEL MAR BALLROOM
SAN DIEGO, CALIFORNIA 92121	15575 JIMMY DURANTE BLVD.
DEL MAR, CALIFORNIA 92014

Dear Cytori Therapeutics, Inc. Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of the stockholders of Cytori Therapeutics, Inc. The Annual Meeting will be held on August 28, 2013, commencing at 9:00 a.m., San Diego local time.

The meeting will be webcast live for those who are unable to attend in person. To access the webcast of the meeting, please visit the Investor Relations section of our corporate website at ir.cytori.com. To vote online, please see the instructions on the accompanying proxy card.

The items of business for the meeting are:

•	Election of members of our Board of Directors for a one-year term;

•	Ratification of appointment of the independent registered public accounting firm;

•	Approval of an Amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 95,000,000 shares to 145,000,000 shares; and to transact such other business properly brought before the meeting or any adjustments or postponements thereof.

We have attached a Proxy Statement that contains more information about these items and the meeting. Stockholders that own stock at the close of business on July 2, 2013, the record date, can vote at the meeting. A list of our stockholders entitled to vote will be available for inspection by any stockholder at our offices in San Diego, during normal business hours for ten business days prior to the meeting. This list will also be available during the meeting.

As permitted by rules adopted by the U.S. Securities and Exchange Commission, we are using the Internet as our primary means of furnishing proxy materials to our stockholders. We will send our stockholders a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone. The notice also provides information on how stockholders may request paper copies of our proxy materials. For those stockholders who elect to receive their proxy materials in the mail, please review the Proxy Statement and Annual Report and vote using the enclosed proxy card.

We hope that you will find it convenient to attend the meeting in person. Whether or not you expect to attend, please vote electronically over the Internet or by telephone, or if you receive a proxy card in the mail, by mailing the completed proxy card to the Company to ensure your representation at the meeting and the presence of a quorum. If you decide to attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting. If your shares are held in the name of a bank or broker, however, you must obtain a legal proxy from the bank or broker to attend the meeting and vote in person.

By Order of the Board of Directors,

CHRISTOPHER J. CALHOUN
Chief Executive Officer

San Diego, California, USA
July 19, 2013

0

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, CA 92121
(858) 458-0900
___________________________

PROXY STATEMENT
___________________________

2013 ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about July 19, 2013.

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors to be used at our Annual Meeting of stockholders to be held on August 28, 2013 at 9:00 a.m., San Diego local time, and at any postponement of the Annual Meeting, for the purposes set forth in the accompanying notice of Annual Meeting.

We have fixed the close of business on July 2, 2013 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of our common stock on that date are entitled to notice of and to vote at the Annual Meeting.

Questions and Answers about the Meeting and Voting

1. What is a Proxy Statement and why has this Proxy Statement been provided to me?

A Proxy Statement is a document that the U.S. Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card with regard to voting on proposals at the Annual Meeting. Among other things, a Proxy Statement describes those proposals and provides information about us. Our Board of Directors is soliciting your proxy to vote at the Annual Meeting and at any postponement of the Annual Meeting. The Annual Meeting will be held at the Hilton San Diego/Del Mar, Del Mar Ballroom, 15575 Jimmy Durante Blvd., Del Mar, CA 92014. We will use the proxies received in connection with proposals to:

•	Elect members of our Board of Directors for a one-year term;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year;

•	Approve the Amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

•	Transact any other business that is proposed in accordance with our by-laws before the Annual Meeting is finally adjourned.

2. Why did I receive a notice in the mail regarding Internet availability of proxy materials this year instead of a full set of proxy materials?

We are now providing access to our proxy materials on the Internet. Some stockholders (those who hold in “street name”) will not receive printed copies of the proxy materials unless requested. Instead, these stockholders will receive a Notice of Internet Availability of Proxy Materials that will instruct you as to how you may access and review the proxy materials on the Internet. The Notice explains how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

3. What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That designee is referred to as a proxy holder. Designation of a particular proxy holder can be effected by completion of a written proxy card, or by voting via the Internet or by telephone. Our Chief Executive Officer and Director, Christopher J. Calhoun, and our President and Director, Marc H. Hedrick, M.D., have each been designated as the proxy holders for the Annual Meeting.

4. What is the difference between a stockholder of record and a beneficial owner who holds stock in street name?

You are a stockholder of record, or a “registered holder”, if your shares are registered in your own name through our transfer agent. You are a beneficial owner of our stock in street name if you hold your shares through a broker, bank or other third party institution (in this situation, the banks, brokers, etc. are the stockholders of record). The vast majority of our stockholders are represented on our share register in the name of a bank, broker or other third party institution and not in their own name. If you have elected to hold your shares in certificate form, your name will appear directly on our register as a stockholder of record.

5. What different methods can I use to vote?

If you are a registered holder and you are viewing this proxy over the Internet, you may vote electronically over the Internet. For those stockholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone or by completing and mailing the proxy card provided. The website identified in our Notice of Internet Availability of Proxy Materials provides specific instructions on how to vote electronically over the Internet. Those stockholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

If you are the beneficial owner of stock in street name, that is, your shares are held in the name of a brokerage firm, bank or other nominee, you will receive instructions from your broker, bank or other nominee that must be followed in order for you to vote your shares. Your broker will be sending you a Notice of Internet Availability which contains instructions on how to access the website and to vote your shares. If, however, you have elected to receive paper copies of our proxy materials from your brokerage firm, bank or other nominee, you will receive a voting instruction form. Please complete and return the enclosed voting instruction form in the addressed, postage paid envelope provided.

Stockholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an email, referred to in this Proxy Statement as an email notice, with information on how to access the proxy information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned and only proxies that have been timely voted electronically or by telephone will be counted in the quorum and voted. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, August 27, 2013.

Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

You may also vote your shares in person at the Annual Meeting. If you are a registered holder, you may request a ballot at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from your broker, bank or other nominee and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

6. What is the record date and what does it mean?

The record date for the 2013 Annual Meeting is July 2, 2013. The record date is established by our Board of Directors as required by Delaware General Corporation law. Owners of our common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any postponements of the meeting.

7. How can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You can revoke a proxy by giving written notice or revocation to our corporate secretary, following the Internet voting instructions, delivering a later dated proxy, or voting in person at the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your proxy be revoked.

8. What are my voting choices when voting for director nominees and what vote is needed to elect directors?

In voting on the election of director nominees to serve until the 2014 Annual Meeting, stockholders may vote in favor of each nominee, or may withhold votes as to each nominee. In addition, if any other candidates are properly nominated at the meeting, stockholders of record who attend the meeting could vote for the other candidates. Directors will be elected by a plurality of the votes cast. Stockholders are not entitled to cumulative voting rights with respect to the election of directors. Abstentions and broker non-votes will not be counted as votes cast and, therefore, have no direct effect on the election of directors.

The Board recommends a vote “FOR” each of the director nominees identified in this proxy statement.

9. What are my voting choices when voting to ratify the appointment of our independent registered public accounting firm?

In voting on the ratification of the appointment our independent registered public accounting firm, stockholders may vote in favor of or against the appointment, or may abstain from voting on the appointment. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions will be counted as present for purposes of determining a quorum and are considered shares present and entitled to vote and thus will have the effect of a vote “AGAINST” this proposal. Broker non-votes will not be counted as votes cast and, therefore, have no direct effect on this proposal.

The Board recommends a vote “FOR” ratification.

10. What are my voting choices when voting to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation?

In voting on the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock from 95,000,000 to 145,000,000, stockholders may vote in favor of the approval or against the approval, or may abstain from voting on the approval of the amendment. The affirmative vote of a majority of the shares of common stock issue and outstanding is required to approve this proposal. As a result, any shares not voted (whether by abstention or otherwise) will have the same effect as a vote “AGAINST” this proposal.

The Board recommends a vote “FOR” the amendment of the Company’s Amended and Restated Certificate of Incorporation.

11. How will a proxy get voted?

If you properly complete and return a proxy card or vote by Internet or by telephone, the designated proxy holders will vote your shares as you have directed. If you sign a proxy card but do not make specific choices or if you vote by Internet or telephone but do not make specific choices, the designated proxy holders will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of each listed nominee for director;
•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.

•	“FOR” approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation.

12. How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. An abstention occurs when a stockholder withholds his or her vote by checking the “abstain” box on the proxy card or (if present and voting at the meeting) a ballot. A broker non-vote occurs when a broker, bank, or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of our independent registered public accounting firm and the Amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 95,000,000 shares to 145,000,000 shares. Non-routine matters include the election of directors. Non-routine matters include the election of directors and the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 95,000,000 shares to 145,000,000 shares.

13. Who pays for the solicitation of proxies?

We pay the entire cost of the solicitation of proxies. This includes preparation, assembly, printing, and mailing of the Notice of Internet Availability, this Proxy Statement and any other information we send to stockholders. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Our directors, officers, or other regular employees may contact you personally; or

•	We may hire agents for the sole purpose of contacting you regarding your proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation. We anticipate banks, brokerage houses and other custodians, nominees, and fiduciaries will forward soliciting material to the beneficial owners of shares of common stock entitled to vote at the Annual Meeting and that we will reimburse those persons for their out-of-pocket expenses incurred in this connection.

14. What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum exists when at least 33 ⅓ % of the holders of shares of common stock issued, outstanding and entitled to vote are represented at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

15. How many votes may I cast? How many shares are eligible to be voted?

You may cast one vote for every share of our common stock that you owned on the record date. As of the record date, July 2, 2013, there were 67,235,591 shares of our common stock outstanding, each of which is entitled to one vote.

16. How will voting on "any other business" be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed proxy card gives authority to the designated proxy holders to vote on such matters at their discretion.
17. Where can I find the voting results of the Annual Meeting?

We will publish the final voting results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

PROPOSAL #1.

ELECTION OF DIRECTORS

The Board of Directors, upon recommendation of our Governance and Nominating Committee, has nominated the following persons listed below for election as directors. The names of the eight nominees for election as directors are set forth below (the ages shown are as of August 28, 2013). Each of the nominees is currently serving as a member of our Board of Directors. All directors are elected annually and serve a one-year terms until the next Annual Meeting, or until their respective successors are duly elected. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director, an event which our Board of Directors does not now expect, our Board of Directors reserves the right to nominate another person or to vote to reduce the size of our Board of Directors. If another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the persons nominated by our Board of Directors.

For more information on nomination of directors, see “Director Nominations” below in the section entitled “Corporate Governance.”

The Board of Directors recommends a vote “FOR” the nominees named below:

Nominees and Business Experience
Name	Age	Position
David M. Rickey	57	Chairman of the Board of Directors
Christopher J. Calhoun	47	Chief Executive Officer and Director
Lloyd H. Dean	63	Director
Richard J. Hawkins	64	Director
Paul W. Hawran	61	Director
Marc H. Hedrick, MD	51	President and Director
E. Carmack Holmes, MD	75	Director
Tommy G. Thompson	71	Director
David M. Rickey has served as a Director of the Company since November 1999 and was appointed the Chairman of the Board in June 2013. Mr. Rickey was President and Chief Executive Officer of Applied Micro Circuits Corporation (AMCC), which provides high-performance, high-bandwidth silicon solutions for optical networks, from February 1996 to March 2005. Mr. Rickey served on the Board of Directors of AMCC from February 1996 to March 2005, and as its Chairman of the Board from August 2000 to March 2005. Mr. Rickey also served as a Director of AMI Semiconductor, Inc. from 2000 to 2006 and was a Director of Netlist, Inc. from 2005 to 2008, as well as several private technology companies. He holds a B.S. from Marietta College, a B.S. from Columbia University and an M.S. from Stanford University. Mr. Rickey’s qualifications to sit on our Board of Directors include his extensive executive experience, and his service on other public company boards and committees.

Christopher J. Calhoun is a co-founder of the Company and has served as Chief Executive Officer and Director since 1997. Mr. Calhoun also served as our President from April 2002 to May 2005 and from 1996 to 1998. He is a co-inventor on multiple U.S. and international patents for medical devices and implant instrumentation, and was involved in research and management for the Plastic Surgery Bone Histology and Histometry Laboratory at the University of California, San Diego. Mr. Calhoun is a co-founder and Chairman of the Board of Leonardo MD, and previously served on the Board of Directors of StemSource, Inc. which was acquired by the Company in 2002. Mr. Calhoun serves on the Board of Directors of The Alliance for Regenerative Medicine (ARM) and also serves as a member of their Executive Committee. Mr. Calhoun earned a B.A. from the University of California, San Diego and an M.B.A from the University of Phoenix. Mr. Calhoun’s qualifications to sit on our Board of Directors include his knowledge of the medical device business, his experience in manufacturing, biotechnology and regenerative medicine, and his in-depth operating experience as a senior executive of our Company, and his service on other company boards.

Lloyd H. Dean has served as a director of the Company since 2010 and served as Chairman of our Company’s Board of Directors from April 2011 until June 2013. Mr. Dean is a nationally recognized leader within and beyond the field of health care. He is President/CEO of Dignity Health, the 5th largest health system in the U.S. with 40 hospitals and more than 80 ancillary care centers throughout California, Arizona, and Nevada. He is responsible for the organization’s $13 billion in assets, overall management, governance, strategy, and direction. He has led Dignity Health through significant strategic, operational, and financial transformations and has brought the organization to its current status as a leading health care organization recognized for high quality, compassionate care, operational excellence, and strong financial results. Mr. Dean is a member of the Board of Directors of Wells Fargo & Company since 2005, and is chairperson for its Board Human Resources Committee, and serves on the Board Corporate Responsibility Committee, Board Risk Committee and Board Governance Nominating Committee. He is also the Chair of the Board of Directors for the Committee on Jobs, an organization that brings employment to the San Francisco Bay Area. Mr. Dean is a member of the Board of Directors for Mercy Housing California, a not-for-profit organization dedicated to developing, operating and financing affordable housing. He previously served as the chairperson of the Catholic Health Association of the United States and was a member of its Board of Trustees. A strong advocate for health care reform, Mr. Dean has been actively engaged with the White House Cabinet on health care issues. He directly participated in health care reform discussions with President Barack Obama and his staff at the White House and has been appointed to the State Health Care Cost Commission charged to develop practical state policies to contain health care costs in the nation. Mr. Dean holds degrees in sociology and education from Western Michigan University, and received an honorary doctorate of humane letters from the University of San Francisco. In 2012 he was ranked number 23 in “Modern Healthcare’s 100 Most Influential People in Healthcare” and is also consistently named one of the “Top 25 Minority Leaders in Healthcare.” Mr. Dean’s qualifications to sit on our Board of Directors include his extensive executive experience, his in-depth knowledge of the healthcare industry, and his service on other public company boards and committees.

Richard J. Hawkins has served as a Director of the Company since December 2007. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that merged with the predecessor of PPD-Pharmaco in 1991 and is one of the largest CROs in the world today. In 1992, Mr. Hawkins co-founded Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly, which is now marketed by Pfizer in both the United States and Europe, and he served as Chairman until 2000. In 1994, Mr. Hawkins co-founded Corning Biopro, a contract protein manufacturing firm where he served on the Board until 2000. In September 2003 Mr. Hawkins founded LabNow, Inc., a privately held company that develops lab-on-a-chip sensor technology, where he served as the Chairman and CEO until October 2009. Mr. Hawkins has served on the Board of SciClone Pharmaceuticals, Inc. since October 2004. In February 2011, Mr. Hawkins became CEO, and is currently CEO, of Lumos Pharma, Inc., a start-up pharma company. He served on the Presidential Advisory Committee for the Center for Nano and Molecular Science and Technology at the University of Texas in Austin, and was inducted into the Hall of Honor for the College of Natural Sciences at the University of Texas. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University. Mr. Hawkins’s qualifications to sit on our Board of Directors include his executive experience working with life sciences companies, his extensive experience in pharmaceutical research and development, his knowledge, understanding and experience in the regulatory development and approval process and his service on other public company boards and committees.

Paul W. Hawran has served as a Director of the Company since February 2005. Mr. Hawran has held various executive, strategic, financial and operational positions in the health care industry for over 30 years. Currently, Mr. Hawran is a Founder and President and CEO of Ascendant MDx, a molecular diagnostic testing company focused on women’s health care, since November, 2010. Prior to Ascendant MDx, Mr. Hawran was the Chief Financial Officer of Sequenom, Inc., a publicly traded genetics company, from April, 2007 to September, 2009, served on their Board of Directors from August, 2006 to February, 2007 and was the Chairman of the Audit Committee of the Board of Directors. Mr. Hawran also served as a Founder, Executive Vice President and Chief Financial Officer of Neurocrine Biosciences, Inc. from May 1993 through September 2006, and as a Senior Advisor to Neurocrine from September 2006 through April 2007. Neurocrine Biosciences, Inc. is a publicly traded company engaged in pharmaceutical drug development. Mr. Hawran was employed by SmithKline Beecham (now Glaxo SmithKline) from July 1984 to May 1993, most recently as Vice President and Treasurer. Prior to joining SmithKline in 1984, he held various financial positions at Warner Communications (now Time Warner) involving corporate finance and financial planning and forecasting. Mr. Hawran earned a B.S. in Finance from St. John's University and an M.S. in Taxation from Seton Hall University. He is a Certified Public Accountant (currently inactive) and is a member of the American Institute of Certified Public Accountants. Mr. Hawran’s qualifications to sit on our Board of Directors include his executive experience in life sciences industries, his extensive experience in corporate finance and financial planning, his status as a audit committee financial expert within the meaning of Item 407(d)(5) of SEC Regulation S-K and his service on other public company boards and committees.

Marc H. Hedrick, M.D. was appointed President of the Company in May 2004, and joined us as Chief Scientific Officer, Medical Director and Director in October 2002. In December 2000, Dr. Hedrick co-founded and served as President and Chief Executive Officer and Director of StemSource, Inc., a company specializing in stem cell research and development, which was acquired by the Company in 2002. He is a plastic surgeon and is a former Associate Professor of Surgery and Pediatrics at the University of California, Los Angeles (UCLA). From 1998 until 2005, he directed the Laboratory of Regenerative Bioengineering and Repair for the Department of Surgery at UCLA. Dr. Hedrick earned his M.D. degree from University of Texas Southwestern Medical School, Dallas and an M.B.A. from UCLA Anderson School of Management. Dr. Hedrick’s qualifications to sit on our Board of Directors include his experience as a general, vascular and plastic surgeon; his academic appointments and achievements in the life sciences; his executive and managerial experience in stem cell research and scientific product development, and his foundational knowledge, experience and contributions to the specific technology and operations of our company. In addition, Dr. Hedrick has extensive global experience and familiarity with the cell therapy and regenerative medical industry.

E. Carmack Holmes, M.D. has served as a Director of the Company since August 2003. Dr. Holmes served as the Surgeon-in-Chief of the University of California Los Angeles (UCLA) Medical Center and held the position of William P. Longmire, Jr. Professor and Chairman, Department of Surgery, UCLA School of Medicine, from 1994 to 2004. He joined UCLA in 1973 and has held professorial positions in the Divisions of Cardiothoracic Surgery and Surgical Oncology for over 30 years. He served as Vice-Chairman for five years prior to holding the positions of Chairman and Surgeon-in-Chief. He also founded and served as Director of the Wunderman Foundation Cell Growth Regulation Program. Dr. Holmes is the recipient of numerous awards and grants and professional memberships including the American Surgical Association, the American College of Surgeons and the Association for Academic Surgeons. He has authored 250 medical publications throughout his career and has been an internationally invited lecturer for over 25 years. His surgical training was conducted at Johns Hopkins University and the National Cancer Institute at the National Institutes of Health (NIH). Dr. Holmes also served on the Board of Directors of StemSource, Inc. which was acquired by the Company in 2002. Dr. Holmes graduated from Duke University and holds an M.D. from the University of North Carolina Medical School. Dr. Holmes’s qualifications to sit on our Board of Directors include his medical and academic experience at a prominent institution, his experience with stem cell research and his prominent status as a surgeon, author and international lecturer.

Tommy G. Thompson has served as a Director of the Company since April, 2011. Mr. Thompson was a partner at the law firm of Akin Gump Strauss Hauer & Feld from March 2005 to January 2012. He served as U.S Department of Health and Human Services Secretary from January 2001 to January 2005, and was Governor of Wisconsin from January 1987 to January 2001. Mr. Thompson was the Chairman of the Board of Logistics Health, Inc., having been President from February 2005 to January 2011. Mr. Thompson has served as a Director of C.R. Bard since August 2005; a Director of CareView Communications, Inc. since July 2005; a Director of Centene Corporation since April 2005 and a Director of United Therapeutics Corporation since February 2011. He also served as Chairman of the Board of AGA Medical Corporation from July 2005 to November 2011. He is a recipient of the prestigious Horatio Alger Award and has served as chairman of the National Governors’ Association, the Education Commission of the States, and the Midwestern Governors’ Conference. Mr. Thompson received both his B.S. and his J.D. from the University of Wisconsin-Madison and also served in the Wisconsin National Guard and the Army Reserve. Mr. Thompson’s qualifications to sit on our Board of Directors include his significant experience in the healthcare industry both as a public official and in the private sector; his advocacy of innovative solutions to health care challenges, and his service on other public company boards and committees.

Required Vote

The nominees will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors. Stockholders do not have cumulative voting rights in the election of directors.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS NAMED ABOVE.

PROPOSAL #2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. KPMG was our independent registered public accounting firm for the fiscal year ended December 31, 2012. The selection of the independent registered public accounting firm is not required to be submitted for stockholder approval. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of KPMG. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that the change would be in the Company’s best interests.

Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Additional information concerning the Audit Committee and KPMG can be found in the “Audit Matters” section of this Proxy Statement.

Required Vote

The proposal to ratify the appointment of KPMG requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no direct effect on this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

PROPOSAL #3.

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 95,000,000 TO 145,000,000.

Background

Article IV of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), currently authorizes us to issue a total of 95,000,000 shares of common stock. On April 26, 2013, the Board unanimously approved an amendment to the Certificate to authorize an additional 50,000,000 shares of common stock (the “Amendment”), subject to stockholder approval. The Board has unanimously determined that the Amendment is advisable and in the best interests of the Company and our stockholders, and recommends that our stockholders approve the Amendment. In accordance with the General Corporation Law of the State of Delaware, we are hereby seeking approval of the Amendment by our stockholders.

Proposed Amendment

The Board is proposing the Amendment, in substantially the form proposed below, to increase the number of authorized shares of our common stock from 95,000,000 shares to 145,000,000 shares. Of the 95,000,000 shares of common stock currently authorized by the Certificate, as of June 30, 2013, 67,235,591 shares are issued and outstanding, 8,794,557 shares are reserved for issuance upon exercise of outstanding options and vesting of Restricted Stock Awards, 10,742,255 shares reserved for exercise of outstanding warrants, and 985,475 shares are reserved for future issuance under existing equity incentive plans. Therefore, we are currently limited to the issuance of 7,242,122 shares of common stock.

There are no shares of Preferred Stock currently outstanding, and no changes to the Certificate are being proposed with respect to the number of authorized shares of preferred stock. Other than the proposed increase in the number of authorized shares of common stock, the Amendment is not intended to modify the rights of existing stockholders in any material respect.

Regarding the authorized capital structure of the Company, the first paragraph of Article IV of the Certificate currently provides as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares which the Corporation is authorized to issue is One Hundred Million (100,000,000) shares, Ninety Five Million (95,000,000) shares of which shall be Common Stock (the ‘Common Stock’) and Five Million (5,000,000) shares of which shall be Preferred Stock (‘Preferred Stock’). The Common Stock and Preferred Stock shall each have a par value of $0.001 per share.”

The Company’s Board of Directors has approved the following amendment to Article IV, subject to approval of such amendment by the stockholders of the Company at the Annual Meeting, as specified below:

The first paragraph of Article IV is to be deleted in its entirety and be replaced by the following paragraph:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares, One Hundred Forty Five Million (145,000,000) shares of which shall be Common Stock (the ‘Common Stock’) and Five Million (5,000,000) shares of which shall be Preferred Stock (‘Preferred Stock’). The Common Stock and Preferred Stock shall each have a par value of $0.001 per share.”

Reasons for the Amendment

The Board believes the Amendment is advisable and in the best interests of the Company and our stockholders to make available for future issuance a sufficient number of authorized shares of common stock to give us appropriate flexibility to issue shares for future corporate needs. The Board believes the proposed Amendment is advisable in order to maintain flexibility in today’s competitive and changing environment.

As discussed under “Potential Effects of the Amendment” below, additional shares could be issued to oppose a hostile takeover attempt or delay or prevent changes in control of the Company or could be reserved as part of an anti-takeover strategy or in connection with a stockholder rights plan. The additional authorized shares would also provide us with increased financing and capital raising flexibility and could be used for other business and financial purposes that the Board deems are in the Company’s best interest, including the acquisition of other companies, businesses or products in exchange for common stock, attraction and retention of employees through the issuance of additional securities under our equity incentive plans, implementation of stock splits and issuance of dividends in the future and delay or prevent changes in control of the Company. Without an increase in the number of authorized shares of common stock, the Company may be constrained in its ability to raise capital, should the need arise, and may lose important business opportunities, including to competitors, which could adversely affect our financial performance and growth.

The additional authorized shares of common stock would enable us to act quickly in response to capital raising and other corporate opportunities that may arise (as described above), in most cases without the necessity of holding a special stockholders’ meeting and obtaining further stockholder approval before the issuance of common stock could proceed, except as may be required by applicable law or the rules of the NASDAQ Stock Market or any other stock exchange on which our securities may be listed. Frequently, opportunities arise that require prompt action, and it is the belief of the Board that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

In determining the size of the proposed authorized share increase, the Board considered a number of factors, including the potential that over a number of years the Board may determine to effect one or more stock splits (in the form of stock dividends), that over a number of years the Company may potentially need additional shares in connection with future equity transactions, acquisitions or other strategic transactions.

Although at present the Board has no other plans to issue the additional shares of common stock, the Board believes it would be prudent and advisable to have those shares available to provide additional flexibility regarding the potential use of shares of common stock for business and financial purposes in the future. The additional shares could be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes. We review and evaluate potential capital raising activities, transactions and other corporate opportunities and potential anti-takeover strategies on an ongoing basis to determine if any such actions would be in the best interests of the Company and our stockholders.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Stockholders do not have preemptive rights with respect to our common stock. Therefore, should the Board determine to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares in order to maintain their proportionate ownership thereof.

Potential Effects of the Amendment

The increase in the number of authorized shares of common stock will not have any immediate effect on the rights of our existing stockholders. The Board will have the authority to issue the additional shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or rules of the NASDAQ Stock Market or any other stock exchange on which our securities may be listed. The adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. Any issuance of shares of our common stock would not affect the rights of our stockholders except for effects incidental to increasing the number of shares of common stock outstanding. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of the earnings per share and voting rights of current holders of common stock.

The authorization of additional shares of common stock could have an anti-takeover effect, in that the additional shares could be issued to oppose a hostile takeover attempt or delay or prevent changes in control of the Company or could be reserved as part of an anti-takeover strategy or in connection with a stockholder rights plan. For example, without further stockholder approval, the Board could sell shares of our common stock in a private transaction to purchasers who would oppose a takeover attempt or favor our current Board. Although this proposal to increase the number of authorized shares of common stock has not been prompted by any current or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future attempts by the Company to oppose changes in control of the Company and to perpetuate our then-current management, including the opposition of transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices. At the present time, our Board has no intention to use these additional shares for anti-takeover purposes.

Although we have no immediate plans to do so, we could use the additional authorized shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions would be consummated on favorable terms or at all, that they would enhance stockholder value or that they would not adversely affect our business or the trading price of our common stock. Any such transactions may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Effectiveness of the Amendment and Required Vote

If the Amendment is approved by our stockholders, the Amendment will become effective upon its filing with the Delaware Secretary of State, which filing is expected to occur promptly after the Annual Meeting. If the Amendment is not approved by our stockholders, the Certificate will not be amended and the number of authorized shares of common stock will remain unchanged. Our Board reserves the right, notwithstanding stockholder approval of the Amendment and without further action by our stockholders, not to proceed with the amendment at any time before the filing of the Certificate of Amendment.

Approval of the Amendment will require that the holders of the shares of our common stock issued and outstanding and entitled to vote on the matter, vote to approve the Amendment by a majority vote of all votes entitled to be cast. As a result, abstentions will have the effect of a vote “AGAINST” this proposal. Broker non votes will have no direct effect on this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”THE PROPOSAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 95,000,000 to 145,000,000.

CORPORATE GOVERNANCE

The Board of Directors held seven meetings during 2012. The Audit Committee met seven times; the Compensation Committee met two times and took action via unanimous written consent four times; the Governance and Nominating Committee met three times; and the Executive Committee met five times and took action via unanimous written consent once.

Each member of the Board of Directors attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees of the Board of Directors on which such member served, during the period of such member’s service.

All board members are encouraged to attend our annual stockholders’ meetings in person.

Board Independence

The Board of Directors has determined that Messrs. Hawkins, Hawran, Rickey, Dean, Thompson, and Dr. Holmes are “independent” under the rules of the NASDAQ Stock Market. Under applicable SEC and the NASDAQ rules, the existence of certain “related person” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. The Board of Directors is not able to consider Mr. Calhoun, our Chief Executive Officer, or Dr. Hedrick, our President, independent, as a result of their respective employment with us during the past three years.

Board of Directors Leadership Structure

Our Amended and Restated Bylaws and governance principles provide the Board of Directors with the flexibility to combine or separate the positions of Chairman and Chief Executive Officer. Historically, these positions have been separate. Our Board believes that the separation of these positions strengthens the independence of our Board and allows us to have a Chairman focused on the leadership of the Board while allowing our Chief Executive Officer to focus more of his time and energy on managing our operations. The Board currently believes this structure works well to meet the leadership needs of the Board and of the Company. Mr. Calhoun, our Chief Executive Officer, has deep industry expertise and is able to devote substantial time to the Company, and Mr. Rickey, our Chairman, is able to devote focus on longer term and strategic matters, and to provide related leadership to the Board. As a result, we do not currently intend to combine these positions; however a change in this leadership structure could be made if the Board of Directors determined it was in the best long-term interests of stockholder based upon a departure of either our Chief Executive Officer or Chairman. For example, if the two roles were to be combined, we believe that the independence of the majority of our directors, and the three fully independent Board committees, would provide effective oversight of our management and the Company.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight includes assessing and monitoring risks and risk management. The Board reviews and oversees strategic, financial and operating plans and holds management responsible for identifying and moderating risk in accordance with those plans. The Board fulfills its risk oversight function by reviewing and assessing reports from members of management on a regular basis regarding material risks faced by the Company and applicable mitigation strategy and activity, not less than quarterly. The reports cover the critical areas of operations, sales and marketing, development, regulatory and quality affairs, intellectual property, clinical development, legal and financial affairs. The Board and its Committees (described below) consider these reports; discuss matters with management and identify and evaluate any potential strategic or operational risks, and appropriate activity to address those risks.

Board Committees

The Board of Directors has standing Audit, Compensation, Executive, and Governance and Nominating Committees. All members of the Compensation Committee, Audit Committee, and Governance and Nominating Committee are independent directors. In January 2012, the Board expanded the Executive Committee to replace the prior Executive Committee and Special Pricing Committee of the Board.

Compensation Committee

In 2012, the Compensation Committee consisted of David M. Rickey (Chairman), Ronald D. Henriksen, Paul W. Hawran and Richard J. Hawkins. Each of these members is independent as defined by NASDAQ, a “Non-Employee Director” as defined by rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended, and an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee Chairman is responsible for setting the Committee’s calendar and meeting agenda. Effective December 31, 2012, Mr. Henriksen retired from our Board of Directors and from the Compensation Committee. Effective January 1, 2013, the Compensation Committee consists of David M. Rickey (Chairman), Paul W. Hawran and Richard J. Hawkins.

The Compensation Committee is responsible for developing and implementing compensation programs for our executive officers and other employees, subject only to the discretion of the full Board. More specifically, our Compensation Committee establishes base salary rates for each of the Company’s officers, and administers our Amended and Restated 1997 Stock Option and Stock Purchase Plan, our 2004 Equity Incentive Plan, our Executive Management Incentive Compensation Plan, and our 2011 Employee Stock Purchase Plan. This Committee establishes the compensation and benefits for our Chief Executive Officer and other executive officers, and annually reviews the relationship between our performance and our compensation policies as well as assessing any risks associated with our compensation policies. In addition, this Committee reviews and advises the Board concerning regional and industry-wide compensation practices and trends in order to assess the adequacy of our executive compensation programs. The charter of the Compensation Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytori.com under Investor Relations – Corporate Governance.

The Compensation Committee has delegated to our CEO the authority to award stock option grants to non-executive employees from a pool of stock options set aside by the Committee from time to time. Any grant made from such pool to a non-executive employee may not exceed 16,000 shares and all of the grants shall have an exercise price equal to 100% of our Common Stock’s fair market value on the grant date. We have a written policy that addresses the dates on which it is appropriate to grant such options. In addition, Mr. Calhoun:

•	Makes recommendations to the Committee regarding the base salary, bonus and stock option award levels for our other executive officers; and

•	Provides an annual recommendation to the Committee regarding overall Company performance objectives for the year and the individual performance objectives of each of our executive officers with respect to our Executive Management Incentive Compensation Plan, and reports to the Committee on the satisfaction of each such objective.

Mr. Calhoun attends some of the meetings of the Committee upon invitation, but does not participate in the executive sessions of the Committee.

Audit Committee

During 2012, Mr. Hawran (Committee Chairman), Mr. Henriksen, and Mr. Rickey were the members of our Audit Committee. Effective December 31, 2012, Mr. Henriksen retired from our Board of Directors and from the Audit Committee. Effective January 31, 2013, Mr. Henriksen was replaced on the Committee by Mr. Tommy G. Thompson. The Audit Committee is comprised solely of independent directors, as defined by NASDAQ. The Board of Directors has determined that Mr. Hawran is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. The charter of the Audit Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytori.com Investor Relations – Corporate Governance.

The Audit Committee selects our auditors, reviews the scope of the annual audit, approves the audit fees and non-audit fees to be paid to our auditors, and reviews our financial accounting controls with the staff and the auditors. The Audit Committee is also charged with review and oversight of management’s enterprise risk management assessment.

Governance and Nominating Committee

Mr. Hawkins (Committee Chairman), Dr. Holmes, Mr. Dean, and Mr. Thompson comprised the members of our Governance and Nominating Committee in 2012. The Governance and Nominating Committee is comprised solely of independent directors, as defined by NASDAQ. The Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board, evaluates the effectiveness of the Board and its serving members, and recommends the structure, responsibility and composition of the committees of the Board. The Committee is also responsible for recommending guidelines and policies for corporate governance for adoption by the Board. The charter of the Governance and Nominating Committee has been established and approved by the Board of Directors, and a copy of the charter has been posted on our website at www.cytori.com under Investor Relations – Corporate Governance.

Executive Committee

In January 2012, the Board expanded the Executive Committee to replace the prior Executive Committee and Special Pricing Committee of the Board. In January 2012, Mr. Dean replaced Mr. Henriksen as Chairman of the Executive Committee. Also in January 2012, Mr. Hawkins, Mr. Hawran, and Mr. Rickey joined the Executive Committee. In June 2013, when Mr. Rickey assumed the role of Chairman of the Board, he assumed the Role of Chairman of the Executive Committee, as well. The Executive Committee currently consists of Mr. Rickey (Chairman of the Board and Chair of the Compensation Committee), Mr. Calhoun (Chief Executive Officer), Mr. Hawkins (Chair of the Governance and Nominating Committee), and Mr. Hawran (Chair of the Audit Committee).

In January 2012, under the Executive Committee’s new charter, the Committee is responsible to evaluate and approve the material terms of any financing transactions or business transactions as well as to authorize and approve the issuance of stock and/or other equity securities. The new Executive Committee also would be able to act on behalf of the full Board in urgent or exigent circumstances wherein it would be very difficult or impossible to assemble the full Board between regularly scheduled meetings. The Sub-Committee, consisting of Chairman of the Board and the CEO, has the authority to approve corporate expenditures presented by Management in excess of $250,000 up to a maximum of $1,000,000 for a single corporate transaction.

DIRECTOR NOMINATIONS

Criteria for Board Membership

In selecting candidates for appointment or re-election to the Board, the Governance and Nominating Committee seeks candidates with a broad diversity of experience, skills, professions, and backgrounds. The criteria include the candidate’s integrity, business acumen, commitment, reputation among our various constituencies and communities, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties. The Board has also determined that gender and ethnic diversity of the Board will be an important factor in evaluation of candidates. There are no other pre-established qualifications, qualities or skills at this time that any particular Director nominee must possess and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Governance and Nominating Committee does not assign specific weights to particular criteria, nor has it adopted a particular policy. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The goal of the Governance and Nominating Committee is to assemble a Board of Directors that brings to our Company a variety of skills derived from high quality businesses and professional experience. The Committee seeks to ensure that at least a majority of the directors are independent under NASDAQ rules, and that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the NASDAQ rules, and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

Stockholder Nominees

The Governance and Nominating Committee is responsible for the consideration of any director candidates recommended by security holders, provided such nominations are made in accordance with the Company’s by-laws and applicable law. Any recommendations received from the security holders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. Any such nominations should be submitted to the Governance and Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required by the Company’s Amended and Restated Bylaws (the “Bylaws”), and that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) other appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted no later than the deadlines described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2014 Annual Meeting” below.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by the following means:

-	Mail:

Chairman of the Board
Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, CA 92121

CC: General Counsel

-	E-mail: chairman@cytori.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Chairman of the Board will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. The Chairman of the Board generally will not forward to the directors a communication that he/she determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company. Concerns about questionable accounting or auditing matters or possible violations of the Cytori Code of Business Conduct & Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct & Ethics, which are available on the Company's Web site in the Investor Relations Section under Corporate Governance Materials.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2012, the Compensation Committee consisted of Messrs. Rickey (Chairman), Hawkins, Henriksen and Hawran, each of whom was an independent director and none of whom is a current or former employee of the Company. During 2012, none of our executive officers served as a director or member of the Compensation Committee or any Board committee performing equivalent functions for another entity that has one or more executive officers serving on our Board of Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and controller. This Code of Business Conduct and Ethics has been posted on our website at www.cytori.com. We intend to post amendments to this code, or any waivers of its requirements, on our website at www.cytori.com under Investor Relations – Corporate Governance, as permitted under SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our Common Stock as of June 30, 2013 (or earlier date for information based on filings with the SEC) by (a) each person known to us to own more than 5% of the outstanding shares of our Common Stock, (b) each director and nominee for director, (c) our Chief Executive Officer, President, Chief Financial Officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. A total of 67,235,591 shares of our common stock were issued and outstanding as of June 30, 2013.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Subject to Options/Warrants Exercisable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership

Olympus Corporation	4,013,043	787,037	4,800,080	7.1%
Shinjuku Monolith, 3-1 Nishi-
Shinjuku 2-Chome, Shinjuku-ku,
Tokyo 163-0914, Japan
BlackRock, Inc.(5)	3,801,494		3,801,494	5.7%
40 East 52nd Street
New York, NY 10022
Christopher J. Calhoun	154,975	847,602	1,002,577	1.5%
Marc H. Hedrick, MD	500,338	621,664	1,122,002	1.7%
Mark E. Saad	119,000	668,748	787,748	1.2%
Seijiro N. Shirahama	30,200	465,259	495,459	*
Clyde W. Shores	20,000	80,989	100,989	*
David M. Rickey	311,569	143,654	455,223	*
E. Carmack Holmes, MD	37,401	203,654	241,055	*
Paul W. Hawran	81,610	193,654	275,264	*
Richard J. Hawkins	20,085	118,654	138,739	*
Lloyd H. Dean	71,000	39,654	110,654	*
Tommy Thompson	3,050	65,654	68,704	*
All executive officers and directors as a group (11)	1,349,228	3,449,186	4,798,414	6.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares as of June 30, 2013.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Cytori Therapeutics, Inc., 3020 Callan Road, San Diego, CA 92121.

(2)	Unless otherwise indicated, represents shares of outstanding common stock owned by the named parties as of June 30, 2013.

(3)	Shares of common stock subject to stock options or warrants currently exercisable or exercisable within 60 days of June 30, 2013 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days.

(5)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 08, 2013. According to the Schedule 13G/A, BlackRock, Inc. has (i) sole power to vote or to direct the vote of 3,801,494 shares; and (ii) sole power to dispose or to direct the disposition of 3,801,494 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2012, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements described herein and as otherwise set forth below.

Related Person Transactions

During the year ended December 31, 2012, we incurred approximately $232,000 in royalty costs in connection with our sales of our Celution® 800/CRS System products to the European and Asia-Pacific reconstructive surgery market, pursuant to our License and Royalty Agreement and the Amended License/Commercial Agreement with the Olympus-Cytori, Inc. joint venture. Additionally, in February 2012, we purchased second generation Celution® Systems and consumable sets from the Olympus-Cytori, Inc. joint venture, at a formula-based transfer price aggregating to $1,048,000. As of December 31, 2012, Olympus Corporation was a beneficial owner of more than five percent of our outstanding shares of common stock.

Procedures for Approval of Related Person Transactions

The Governance and Nominating Committee of the Board of Directors is responsible for reviewing and approving most material transactions with related persons, as such term is defined under Item 404 of Regulations S-K. However, in certain cases, transactions have been approved by the full Board of Directors, the Audit Committee, or some other committee consisting of all independent directors, as the case may be. In general, transactions with holders of our securities covered by Item 403(a) of Regulation S-K will be reviewed and approved by our full Board of Directors, so long as none of our directors or executive officers or their family members have a material interest in such transaction. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in our Governance and Nominating Committee Charter. A copy of the Governance and Nominating Committee Charter is available at www.cytori.com under Investor Relations – Corporate Governance.

To identify related person transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest, or become aware of a potential or apparent conflict of interest, to immediately notify our Compliance Officer or the Chairman of the Audit Committee.

We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present an actual or perceived conflict between our interests and their own personal interests. Exceptions are only permitted in the reasonable discretion of the Board of Directors or the Corporate Governance and Nominating Committee, consistent with the best interests of the Company. In addition, we are strictly prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons or entities who own more than ten percent of our common stock, to file with the SEC reports of beneficial ownership and changes in beneficial ownership of our common stock. Those directors, officers, and stockholders are required by regulations to furnish us with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of such reports furnished to us and written representations from such directors, officers, and stockholders, we believe that all such reports required to be filed during 2012 or prior fiscal years were filed on a timely basis.

EXECUTIVE OFFICERS

Biographical Information

The following table sets forth biographical information regarding our named executive officers as of June 30, 2013 (the ages shown are as of August 28, 2013).
Name	Age	Position(s)

Christopher J. Calhoun	47	Chief Executive Officer
Marc H. Hedrick, MD	51	President
Mark E. Saad	43	Chief Financial Officer
Seijiro N. Shirahama	59	President, Asia Pacific
Clyde W. Shores.	53	Executive Vice President, Marketing and Sales
See “Proposal No. 1 Election of Directors” for biographical information regarding Mr. Calhoun and Dr. Hedrick.

Mark E. Saad joined Cytori Therapeutics as Chief Financial Officer in June 2004. Previously, Mr. Saad served as Chief Operating Officer of UBS, Healthcare Investment Banking, New York, where he was responsible for global investment banking operations. Upon joining UBS in 1999, Mr. Saad served as Director/Executive Director covering life sciences sectors - biotechnology and medical devices. Prior to joining UBS, he held the position of Financial Analyst/Associate with Salomon, Smith Barney, Healthcare Investment Banking, New York, where he managed public and private transactions. Mr. Saad holds a B.A. from Villanova University, Philadelphia, PA.

Seijiro N. Shirahama was appointed President – Asia Pacific in November 2007. Mr. Shirahama had served as Senior Vice President – Asia Pacific since November 2006, and as Vice President – Asia Pacific, from September 2002 to November 2006. Prior to that, from May 1999 to August 2002, Mr. Shirahama was President of Touchmetrics K.K., a diagnostic ultrasound firm. He held executive positions with Bristol-Myers Squibb K.K. from April 1997 to October 1998, and from March 1995 until March 1997, was the General Manager for Baxter Biotech Group in Tokyo, Japan. Mr. Shirahama holds a B.A. from Kanagawa University in Yokohama, Japan and an M.A. from the University of San Francisco.

Clyde W. Shores was appointed Executive Vice President, Marketing and Sales in May 2011. Mr. Shores has 28 years marketing and sales experience in pharmaceuticals, biologics, devices, and diagnostics. Prior to joining Cytori Therapeutics, Mr. Shores served as Vice President of Global Marketing for Baxter International’s $2 billion Renal Division. Prior to Baxter, Mr. Shores held various senior marketing and sales positions at Amgen, Abbott Laboratories, Prometheus Laboratories and deCODE Genetics. Mr. Shores joined Amgen in 1990 and held a number of leadership positions during the company’s rapid expansion in the 1990’s. During his tenure at Amgen, Mr. Shores led multiple innovative marketing initiatives for Amgen’s blockbuster oncology and stem cell therapy drugs Neupogen® and Neulasta® which have grown to more than $5 billion in annual revenues. Mr. Shores earned a B.S. degree from the Anderson School of Management at the University of New Mexico. Mr. Shores’ cumulative experience has provided him with a fundamental understanding of the cell and regenerative medicine industry, the commercialization of innovative products and therapies and the marketing and sales capabilities required to achieve significant revenue growth in global markets.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken during the last fiscal year for each person serving as our chief executive officer and our chief financial officer during 2012, and the three other most highly compensated executive officers who were serving as such at the end of 2012.

Our named executive officers for fiscal year 2012 were Christopher J. Calhoun, our Chief Executive Officer; Marc H. Hedrick, our President; Mark E. Saad, our Chief Financial Officer; Seijiro N. Shirahama, our President – Asia Pacific; and Clyde W. Shores, our Executive Vice President Marketing & Sales.

These individuals are collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this proxy statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the named executive officers for 2012 as well as prior years.

Compensation Philosophy for the Named Executive Officers

The Company’s compensation programs for our officers are established by the Compensation Committee of the Board of Directors. The Committee believes that our compensation policy should align the financial interests of our executives with those of our stockholders. A key to creating this alignment is placing a substantial amount of executive compensation at risk based upon both the short-term and long-term performance of the Company, while discouraging any short-sighted risk-taking behavior. The Committee also seeks to maintain compensation programs that will retain the executives we have, and attract the executives we may need.

Executive Compensation

In the process of determining compensation for our named executive officers (“NEO’s”), the Compensation Committee considers the current financial position of the Company, the strategic goals of the Company and the performance of our executives. The Committee also benchmarks the various components (described below) of our compensation program for executives to compensation paid by other public companies in our defined stem cell and biotechnology peer groups, compensation data from Radford Global Life Sciences Survey, historical review of all executive officer compensation and recommendations from our CEO (other than for his own salary). From time to time the Committee engages the services of outside compensation consultants. The Committee has the sole authority to select, compensate and terminate its external advisors.

The Committee utilizes the following components of compensation (described further below) to strike an appropriate balance between promoting sustainable and excellent performance and discouraging any inappropriate short-sighted risk-taking behavior:

•	Base Salary;

•	Annual short-term performance–based cash incentives (The Executive Management Incentive Compensation Plan);

•	Long-term equity compensation in the form of Stock Options;

•	Short-term equity compensation in the form of time and performance vested restricted stock awards;

•	Personal benefits and perquisites; and

•	Change in control and severance agreements.

Base Salary

In determining base salary for our executives the Committee considers the factors mentioned above, but base salaries are also designed to account for internal equity, length and depth of experience, the complexity and importance of roles and responsibilities, and reporting relationships.

In October 2011, the Committee benchmarked each executive’s base salary and target bonus to the comparable positions in the 2011 Radford Global Life Sciences Survey, generally targeting the 50th – 60th percentile. The Committee also reviewed each executive’s performance in relation to the 2011 Executive Management Incentive Compensation Plan (see further discussion below),the salary history for each of the executives, and Mr. Calhoun’s recommendations for compensation for each of the officers of the Company below the level of the top three executives (CEO, President, CFO). Based on the Committee’s review of the various factors mentioned above, the Committee adjusted the base salary of the executives as follows: Mr. Calhoun was increased from $454,272 to $467,900; Dr. Hedrick was increased from $394,784 to $406,628; Mr. Saad was increased from $378,560 to $389,917; Mr. Shores was increased from $325,000 to $329,469 (prorated for his start date in May 2011); and Mr. Shirahama was increased from $455,157 to $457,972. Mr. Shirahama’s salary is set at the level considered appropriate by the Committee based upon the review and benchmarking noted above, but is subject to fluctuation as a result of the Company’s recognition of any foreign currency gain or loss. (See Summary Compensation Table below for Mr. Shirahama’s 2012 actual compensation as recognized by the Company.)

In October 2012, the Committee reviewed benchmarking data on compensation for executives from the 2012 Radford Global Life Sciences Survey and the most recent proxy information for selected market cap and industry peer group companies. The first peer group selected consisted of US public companies with particular emphasis on companies of similar to larger market capitalization in the biotechnology sector. Those companies consisted of:

Company	Market Capitalization as of October 10, 2012
BioMimetic Therapeutics	$122.18 Million
BioCryst Pharmaceuticals, Inc.	$207.53 Million
Dyax Corp	$235.60 Million
Immunomedics	$265.45 Million
Novavax, Inc.	$286.65 Million
Osiris Therapeutics	$313.89 Million
Ligand Pharmaceuticals	$343.90 Million
AVEO Pharma	$377.33 Million
QLT Inc	$389.94 Million
Alkermes	$2.52 Billion
Medicus Pharma	$2.51 Billion

The second peer group selected consisted of stem cell peers or other companies in the biotechnology sector at a similar stage in technology development and commercialization. Those companies consisted of:

Company	Market Capitalization as of October 10, 2012
Athersys	$34.7 Million
Neuralstem	$60.59 Million
Stemcells Inc.	$62.04 Million
Cell Therapeutics	$62.73 Million
Aastrom Biosciences	$63.15 Million
MELA Sciences	$94.61 Million
Hansen Medical	$110.47 Million
Neostem	$112.75 Million
Solta Medical, Inc.	$183.36 Million
Pain Therapeutics, Inc.	$247.22 Million
Sangamo Biosciences, Inc.	$307.5 Million
Neurocrine Bioscience	$520.65 Million
Dendreon	$627.76 Million
Isis Corporation	$1.24 Billion
Arena Pharmaceuticals	$2 Billion
Telik, Inc.	$3 Million

After review of the benchmark data, discussion of each executive’s performance, with input from Mr. Calhoun (except for his own performance), the Committee decided to make no adjustments to base salaries or target bonus percentages.

	2011/2012 Base Salary	2012/2013 Base Salary	Target Bonus %
Mr. Calhoun	$467,900	$467,900	50%
Dr. Hedrick	$406,628	$406,628	40%
Mr. Saad	$389,917	$389,917	35%
Mr. Shirahama (1)	$455,157	$457, 972	25%
Mr. Shores	$329,469	$329,469	30%

(1) Mr. Shirahama’s salary is set at the level considered appropriate by the Committee based upon the review and benchmarking noted above, but is subject to fluctuation as a result of the Company’s recognition of any foreign currency gain or loss. (See Summary Compensation Table below for Mr. Shirahama’s 2012 actual compensation as recognized by the Company.)

Executive Management Incentive Compensation Plan

Our Compensation Committee adopted the Cytori Therapeutics Executive Management Incentive Compensation Plan (EMIC) to increase the performance-based component of our executives’ compensation by linking their bonus payments to achievement of shorter term performance goals. Target bonuses are reviewed annually and established as a percentage of the executive’s base salary, generally based upon seniority of the officer and targeted at or near the median of the peer group and survey data described above. Each year the Committee establishes corporate and individual objectives and respective target percentages, taking into account recommendations from Mr. Calhoun as it relates to executive positions other than CEO. Objectives for Mr. Calhoun, Dr. Hedrick, and Mr. Saad were set by the Committee in 2012 to align with the overall corporate objectives. After fiscal year-end Mr. Calhoun provides the Committee with a written evaluation showing actual performance as compared to the objectives, and the Committee uses that information, along with the overall corporate performance, to determine what percentage of each executive’s bonus target will be paid out as a bonus for that year. Overall, we attempt to set the corporate and individual functional goals to be highly challenging yet attainable. Our corporate financial objectives are intended to be more difficult to achieve than our actual expected results, such that their attainment would require exceptional performance and dedication from our management team.

For 2012, the general corporate objectives were determined by the Committee to account for 100% of the objectives for Mr. Calhoun, Dr. Hedrick, and Mr. Saad, and weight of 50% of the overall target bonus amounts for each of our other named executive officers. The general Company objectives were as follows:

o	Business Development Objectives
o	Establish Strategic Partnership with target value objective in following potential areas:
▪	Regional or Global therapeutic indication
▪	Development milestones/ trial funding
▪	Government contracting
o	Regulatory and Clinical Objectives
o	ATHENA Clinical Trial
▪	Approved Investigational Device Exemption (IDE)
▪	Initiate (with active enrollment) 4 of 5 centers by end of year
o	ADVANCE Clinical Trial
▪	Clarify EU regulatory path & solve regulatory issues
▪	Receive country approvals for trial initiation in G-5 & Canada
o	BSI Approval for expansion of indications for No Option Chronic Myocardial Ischemia and/or expand wound indications
o	Canadian Celution System CE Mark / Approval
o	Win US 510(k) / Circuit Court Appeal on Banking Device and/or Diagnostic Device
o	Financial Objectives
o	Accelerate global revenue growth to specified targets
o	Reduce global net operating loss to specified targets

o	Achieve end of year cash position at specified target
o	Operations Objectives
o	Achieve overall gross profit objective
o	Complete defined next generation device development milestones

The individual following named executive officers’ objectives expanded upon their particular function in the overall corporate objectives and were to be weighted as 50% of their respective target bonus amounts.

Mr. Shirahama’s individual objectives included:
•	Achieve Asia Pacific target revenue objective
•	Establish strategic partnership in Asia Pacific with target value objective

Mr. Shores’ individual objectives included:
•	Achieve overall gross margin objectives
•	Accelerate revenue growth to specified targets
•	Achieve business development and market access strategic objectives

The 2012 target bonus as a percentage of annual base salary for each named executive officer was: 50% for Mr. Calhoun; 40% for Dr. Hedrick; 35% for Mr. Saad, 30% for Mr. Shores and 25% for Mr. Shirahama.

The Compensation Committee, in its January 2013 meeting, evaluated our progress in 2012 as compared to overall the corporate objectives in the 2012 EMIC Plan described above. The Committee evaluated the overall results and then evaluated the progress of each executive officer towards their own functional objectives and the results are tabulated in the table below:

Officer and Position	Target Bonus as a % of Salary	% of Target Bonus Awarded	Bonus Awarded as a % of Salary	Amount of 2012 Bonus Paid in 2013

Christopher J. Calhoun, Chief Executive Officer	50%	47%	23.5%	$109,956
Marc H. Hedrick, President	40%	47%	18.8%	$76,446
Mark Saad, Chief Financial Officer	35%	47%	16.5%	$64,141
Seijiro N. Shirahama, President – Asia Pacific	25%	78.5%	19.6%	$89,877	(1)
Clyde Shores, Executive Vice President Marketing & Sales	30%	65%	19.5%	$65,276

(1)	Mr. Shirahama’s bonus was determined by the Committee as 19.6% of his base salary in US dollars as set by the Committee. The amount above reflects foreign currency exchange loss incurred at time of payment.

Long-Term Equity Compensation

We designed our long-term equity grant program to further align the interests of our executives with those of our stockholders and to reward the executives’ longer-term performance. Historically, the Committee has granted individual option grant awards. In 2011, to further increase the emphasis on compensation tied to performance, awards of restricted stock with time and performance based vesting were added as a component of our equity compensation for executives. The Committee grants stock options or restricted stock based on its judgment as to whether the complete compensation packages to our executives, including prior equity awards, are sufficient to retain and incentivize the executives and whether the grants balance long-term vs. short-term compensation. The Committee also considers our overall performance as well as the individual performance of each NEO, and the potential dilutive effect of restricted stock awards, and the dilutive and overhang effect of the option grant awards, and recommendations from Mr. Calhoun (other than with respect to his own option grants or restricted stock awards).

Our customary practice is to grant long-term equity compensation to the executives at the regularly-scheduled Compensation Committee meeting in the first quarter of the year, or as executive new hires are made or promotions granted. All stock options are granted with an exercise price equal to the fair market value of our Common Stock on the date of grant and restricted stock is awarded at the fair market value on the date of award. The Compensation Committee meeting dates are not related to dates for release of Company information.

After the annual review in January 2012, the Compensation Committee granted 230,000 stock options to Mr. Calhoun; 115,000 to Dr. Hedrick; 40,000 to Mr. Saad; 40,000 to Mr. Shirahama; and 40,000 to Mr. Shores. These grants represented an increase over 2011 grants, reflecting our increased focus on performance-based compensation. You can find more information regarding these grants by referring to our Grants of Plan-Based Awards table on page 28.

Short-Term Equity Compensation

To further tie compensation to near term performance, we also grant short-term performance-based and time-based restricted stock awards to our executives. In February 2012, the Compensation Committee granted 50,250 restricted stock to Mr. Calhoun; 36,850 to Dr. Hedrick; 33,500 to Mr. Saad; and 31,825 to Mr. Shirahama, and 31,825 to Mr. Shores, subject to achievement of the following conditions on or before December 31, 2012 for the percent of the grant as indicated:
1.	40% of the Restricted Stock grant will be conditioned on the Company achieving a major collaboration.
2.	25% of the Restricted Stock grant will be conditioned on the Company obtaining a US FDA approval for, and initiation of, the ATHENA clinical trial for chronic myocardial ischemia.
3.	15% of the Restricted Stock grant will be conditioned on the Company achieving a CE mark for Celution in Europe for the no-option chronic myocardial ischemia indication.
4.	15% of the Restricted Stock grant will be conditioned on the Company obtaining FDA approval of a 510(k) pathway for at least one therapeutic claim.
5.	5% of the Restricted Stock grant will be conditioned on the Company achieving its target revenue growth for the calendar year ended December 31, 2012 compared to the year ended December 31, 2011.

To the extent that any of the performance goals were partially achieved, the Compensation Committee maintained the discretion to continue the vesting of all or a portion of the awards following January 1, 2013. Once earned, the awards would remain unvested until January 10, 2014. After its annual review in January 2013, the Compensation Committee reviewed the performance-based conditions for 2012, and determined that the specified performance objectives had been partially met, and that the awarded results are tabulated in the tables below:

2012 Performance Based RSA Condition	2012 Performance Based RSA Result
40% of the Restricted Stock grant will be conditioned on the Company achieving a major collaboration	15%
25% of the Restricted Stock grant will be conditioned on the Company obtaining a US FDA approval for, and initiation of, the ATHENA clinical trial for chronic myocardial ischemia	25%

30% of the Restricted Stock grant will be conditioned on the Company achieving certain regulatory objectives below:	15%
-	15% of the Restricted Stock grant will be conditioned on the Company achieving a CE mark for Celution One in Europe for the no-option chronic myocardial ischemia indication

-	15% of the Restricted Stock grant will be conditioned on the Company obtaining FDA approval of a 510(k) pathway for at least one therapeutic claim
5% of the Restricted Stock grant will be conditioned on the Company achieving revenue growth of 25% for the calendar year ended December 31, 2012 compared to the year ended December 31, 2011.	3%
Total	58%

Accordingly, the Committee determined that the following number of performance based restricted stock awards for each NEO (granted on January 26, 2012) would continue time vesting through January 10, 2014 subject to each NEO’s continued employment by the Company.

Officer	Title	Performance-Vested Restricted Stock
Christopher Calhoun	CEO	29,145
Marc Hedrick	President	21,373
Mark Saad	CFO	19,430
Seijiro Shirahama	President Asia-Pacific	18,458
Clyde Shores	Executive VP Marketing & Sales	18,458

Personal Benefits and Perquisites

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, short-term and long-term disability insurance, flexible spending accounts, and 401(k). These plans are available to all full-time employees. In keeping with our philosophy to provide total compensation that is competitive within our industry we do offer limited personal benefits and perquisites to executive officers that include supplemental long-term disability insurance. We also provide a supplemental life insurance policy for Mr. Calhoun. You can find more information on the amounts paid for these perquisites in our 2012 Summary Compensation Table.

Company Acquisition / Post-Termination Compensation

The Company has entered into individual change of control agreements (the “CIC Agreements”) with Mr. Calhoun, Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Shores. The CIC Agreements will provide for certain severance benefits to be paid to each of these executives in the event of his involuntary termination without cause, or due to the executive’s resignation for good reason (including the Company’s material breach of its obligations, material reduction in duties, responsibilities, compensation or benefits, or relocation by more than 30 miles without prior consent), provided such termination or resignation occurs in connection with an acquisition of the Company. Upon such termination or resignation in the event of an acquisition, Mr. Calhoun would receive a lump sum payment of 18 times his monthly base salary, and 18 times his monthly COBRA payments, and Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Shores would each receive a lump sum payment of 12 times their monthly base salary, and 12 times their monthly COBRA payments. Notwithstanding the foregoing, these executives’ employment may be terminated for cause (including extended disability, repudiation of the CIC Agreement, conviction of a plea of no contest to certain crimes or misdemeanors, negligence that materially harms the company, failure to perform material duties without cure, drug or alcohol use that materially interferes with performance, and chronic unpermitted absence) without triggering an obligation for the Company to pay severance benefits under the CIC Agreements.

In addition, under the CIC Agreements, any unvested stock options granted to each of the above named executive officers would vest in full upon (1) the date of the executive’s termination under the circumstances described above following entry into an acquisition agreement (subject to the actual consummation of the acquisition) or (2) consummation of an acquisition.

In all events, each executive’s entitlement to the benefits described above is expressly conditioned upon his execution and delivery to the Company of a CIC Agreement and General Release of claims, in the form to be attached to the CIC Agreement.

The executives may voluntarily terminate their employment with the Company at any time. If they voluntarily terminate their employment, they will receive payment for any earned and unpaid base salary as of the date of such termination; accrued but unused vacation time; and benefits they are entitled to receive under benefit plans of the Company, less standard withholdings for tax and social security purposes, through the termination date.

2012 Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by the NEOs.

(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)
Name and Principal Position	Year	Salary		Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Comp. (3)	All Other Comp-ensation		Total

Christopher J. Calhoun,	2012	$467,900		$293,260	(10)	$483,996	$109,956	—	(5)	$1,355,112	(8)
Chief Executive Officer (PEO)	2011	$456,543		$292,455	(9)	$252,855	$140,370	$10,230	(4)	$1,152,453	(8)
	2010	$439,713				$610,980	$172,623	—	(5)	$1,223,316
Marc H. Hedrick, President	2012	$406,627		$212,764	(10)	$241,998	$76,446	—	(5)	$937,835	(8)
	2011	$396,758		$214,467	(9)	$185,427	$97,591	—	(5)	$894,243	(8)
	2010	$382,131		—		$448,052	$115,277	—	(5)	$945,460
Mark E. Saad,	2012	$389,917		$184,040	(10)	$84,173	$64,141	—	(5)	$722,271	(8)
Chief Financial Officer (PFO)	2011	$380,453		$194,970	(9)	$168,570	$81,883	—	(5)	$825,876	(8)
	2010	$366,428		—		$407,320	$109,972	—	(5)	$883,720
Seijiro N. Shirahama,	2012	$454,432	(7)	$178,278	(10)	$84,173	$82,843	—	(5)	$799,726	(8)
President – Asia Pacific	2011	$441,900	(7)	$185,221	(9)	$160,142	$69,308	—	(5)	$856,571	(8)
	2010	$381,931	(7)	—		$386,954	$87,892	—	(5)	$856,777
Clyde W. Shores,	2012	$329,469		$178,278	(10)	$84,173	$65,276	$44,400	(6)	$701,596
Executive Vice President	2011	$203,870		——		$269,222	$37,370	$152,136	(6)	$662,598
Marketing & Sales	2010	—				—	—	—		—

(1)	This column represents the dollar amount of the aggregate grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718. For information relating to the assumptions made by us in valuing the stock awards made to our named executive officers in 2012, refer to Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012

(2)	This column represents the dollar amount of the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in 2012, refer to Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012

(3)	The amounts in column (f) reflect the cash awards under our EMIC Plan, which is discussed in further detail in the CD&A under the heading “2011 NEO Compensation – Executive Management Incentive Compensation Plan.”

(4)	All Other Compensation for Mr. Calhoun for 2011 consists of supplemental long-term disability insurance premiums.

(5)	Dollar value of the Named Executive Officer’s perquisites and other personal benefits was less than $10,000 for the year reported.

(6)	All Other Compensation for Mr. Shores who was hired 5/16/2011 includes a relocation allowance ($148,486) and supplemental long-term disability insurance premiums (3,650) for 2011 and a relocation allowance ($44,400) for 2012.

(7)	We pay Mr. Shirahama in Japanese Yen. During 2010, 2011, and 2012 his salary was recorded at the average exchange rate over the year.

(8)	Includes the value of RSA grants that did not vest in the timeframe required by the grants and therefore terminated in their entirety.

(9)	Performance based RSAs granted on 2/28/2011 with performance vesting requirement. In 2012, the Compensation Committee determined that none of the performance milestones were achieved, thus none of the shares vested, and the grant therefore terminated in its entirety.

(10)	January 26, 2012, Compensation Committee granted Restricted Stock Awards as well as Performance based RSAs with performance vesting requirement. In 2013, the Compensation Committee determined that one of the performance milestones was achieved and authorized to continue vesting the shares allocated to this milestone. Compensation Committee used its discretion to continue portion of the awards allocated to the milestones that were not achieved by December 31, 2012.

2012 Grants of Plan-Based Awards
The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during fiscal 2012:

(a)	(b)		(c-e	)		(f)	(g)	(h)	(i)	(j)
		Potential 2012 Payouts Under Non- Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Market Price on Date of Grant	Full Grant Date Fair Value of Stock and Option Awards
Named Officers	Grant	Thre- shold	Target		Maxi- mum
	Date	($)	($)		($)	(#)	(#)	($/Sh)	($/Sh)	($)(1)

Christopher J. Calhoun, Chief Executive Officer	1/26/2012	–	$233,950		–	85,250	230,000	$3.44	$3.44	$777,256
Marc H. Hedrick, President	1/26/2012		$162,651		–	61,850	115,000	$3.44	$3.44	$454,762
Mark E. Saad, Chief Financial Officer	1/26/2012	–	$136,471		–	53,500	40,000	$3.44	$3.44	$268,213
Seijiro N. Shirahama, President – Asia Pacific	1/26/2012	–	$113,789	(2)	–	51,825	40,000	$3.44	$3.44	$262,451
Clyde W. Shores, Executive Vice President Marketing & Sales	1/26/2012	–	$98,841		–	51,825	40,000	$3.44	$3.44	$262,451

(1)	Computed in accordance with FASB ASC Topic 718. See note 14 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 15, 2013 regarding assumptions underlying valuation of equity awards.

(2)	Represents target bonus amount prior to foreign currency rates in effect at time of payment.

(3)	The restricted stock awards were granted on 1/26/2012 and were subject to performance based and time based vesting. In 2013, the Compensation Committee determined that one of the performance milestones was achieved and authorized to continue vesting the shares allocated to this milestone. The Compensation Committee used its discretion to continue portions of the awards allocated to the milestones that were not fully achieved by December 31, 2012. For more information see Note 3 in the Outstanding Equity Awards at Fiscal Year-End Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The stock options granted to the NEOs during 2012 have an exercise price of $3.44 for the options granted on 1/26/2012. Exercise price for the options granted in 2012 is determined by the closing sale price of the Company’s common stock on NASDAQ on the date of grant. The option awards have a contractual term of ten years and vest in equal monthly installments over a period of four years, subject to the NEO’s continued service to the Company.

Option awards granted to Clyde W. Shores, were issued during his first year of service and vest over a period of four years with 25% vesting after one year of service, followed with equal monthly installments over the remaining 36 months.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- Exercisable (2)	Option Exercise Price ($)	Option Ex- piration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Christopher J.	1/28/2003	200,000	—	$4.40	1/28/2013	—	—
Calhoun,	6/2/2004	75,000	—	$4.16	6/2/2014	—	—
Chief Executive	2/2/2005	100,000	—	$3.12	2/2/2015	—	—
Officer	1/24/2006	100,000	—	$7.04	1/24/2016	—	—
2/26/2007		70,000	—	$5.44	2/26/2017	—	—
1/31/2008		85,000	—	$5.14	1/31/2018	—	—
1/29/2009		97,915	2,085	$4.80	1/29/2019	—	—
2/5/2010		106,248	43,752	$6.71	2/5/2020	—	—
1/27/2011		35,937	39,063	$5.57	1/27/2021	—	—
1/26/2012		52,708	177,292	$3.44	1/26/2022	85,250	$293,260
Marc H. Hedrick,	1/28/2003	25,000	—	$4.40	1/28/2013	—	—
President	6/2/2004	50,000	—	$4.16	6/2/2014	—	—
2/2/2005		70,000	—	$3.12	2/2/2015	—	—
1/24/2006		70,000	—	$7.04	1/24/2016	—	—
2/26/2007		50,000	—	$5.44	2/26/2017	—	—
1/31/2008		60,000	—	$5.14	1/31/2018	—	—
1/29/2009		73,436	1,564	$4.80	1/29/2019	—	—
2/5/2010		77,915	32,085	$6.71	2/5/2020	—	—
1/27/2011		26,354	28,646	$5.57	1/27/2021	—	—
1/26/2012		26,354	88,646	$3.44	1/26/2022	61,850	$212,764
Mark E. Saad,	6/21/2004	190,000	—	$4.12	6/21/2014	—	—
Chief Financial	2/2/2005	70,000	—	$3.12	2/2/2015	—	—
Officer	1/24/2006	70,000	—	$7.04	1/24/2016	—	—
2/26/2007		50,000	—	$5.44	2/26/2017	—	—
1/31/2008		55,000	—	$5.14	1/31/2018	—	—
1/29/2009		68,541	1,459	$4.80	1/29/2019	—	—
2/5/2010		70,832	29,168	$6.71	2/5/2020	—	—
1/27/2011		23,958	26,042	$5.57	1/27/2021	—	—
1/26/2012		9,167	30,883	$3.44	1/26/2022	53,500	$184,040
Seijiro N.	6/2/2004	25,000	—	$4.16	6/2/2014	—	—
Shirahama,	2/2/2005	35,000	—	$3.12	2/2/2015	—	—
President – Asia	12/8/2005	50,000	—	$6.86	12/8/2015	—	—
Pacific	1/24/2006	35,000	—	$7.04	1/24/2016	—	—
2/26/2007		30,000	—	$5.44	2/26/2017	—	—
11/15/2007		25,000	—	$5.35	11/15/2017	—	—
1/31/2008		55,000	—	$5.14	1/31/2018	—	—
1/29/2009		63,645	1,355	$4.80	1/29/2019	—	—
2/5/2010		67,291	27,709	$6.71	2/5/2020	—	—
1/27/2011		22,760	24,740	$5.57	1/27/2021	—	—
1/26/2012		9,167	30,883	$3.44	1/26/2022	51,825	$178,278
Clyde W. Shores,	5/19/2011	32,656	49,844	$5.37	5/19/2021	—	—
Executive Vice	1/26/2012	—	40,000	$3.44	1/26/2022	51,825	$178,278
President
Marketing & Sales

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)	Generally, awards issued under the 1997 or 2004 plans are subject to four-year vesting, and have a contractual term of 10 years. Awards presented in this table contain one of the following two vesting provisions:

•	25% of a granted award vests after one year of service, while an additional 1/48 of the award vests at the end of each month thereafter for 36 months, or

•	1/48 of the award vests at the end of each month over a four-year period.

(3)	January 26, 2012, Compensation Committee granted Restricted Stock Awards as well as Performance based RSAs with performance vesting requirement. In 2013, the Compensation Committee determined that one of the performance milestones was achieved and authorized to continue vesting the shares allocated to this milestone. Compensation Committee used its discretion to continue portion of the awards allocated to the milestones that were not achieved by December 31, 2012.

Option Exercises and Stock Vested during 2012

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during the fiscal ended December 31, 2012:

(a)	(b)		(c)	(d)	(e)

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Christopher J. Calhoun, Chief Executive Officer	205,000	(1)	$187,477	—	—
Marc H. Hedrick, President	—		—	—	—
Mark E. Saad, Chief Financial Officer	—		—	—	—
Seijiro N. Shirahama, President – Asia Pacific	—		—	—	—
Clyde W. Shores, Executive Vice President Marketing & Sales	—		—	—	—

(1) Represents an exercise of shares through Mr. Calhoun’s 10b5-1 plan, which would have expired if not exercised.

Pension Benefits

We did not have a pension plan nor did we provide pension benefits to our NEOs (or any other employees) during fiscal 2012.

Nonqualified Deferred Compensation

We did not permit compensation deferral by our NEO’s (or any other employees) during fiscal 2012.

Potential Payments Upon Termination or Change In Control

On January 31, 2008, we entered into individual change of control agreements (the “Agreements”) with Mr. Calhoun, Dr. Hedrick, and Mr. Saad (filed as Exhibits 10.52, 10.53, and 10.54 to our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008). On October 29, 2009 and April 16, 2012, respectively we entered into individual change of control agreements with Mr. Shirahama and on Mr. Shores. The terms of the Agreements are described in detail in the section above titled, Compensation Discussion & Analysis - Company Acquisition / Post-Termination Compensation.

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Calhoun, our CEO:

	Change in Control(2)	Termination Following Change in Control(3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—		$701,850

Benefits
COBRA Premiums	—		$31,700

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$

TOTAL VALUE	$—		$733,550

The following table describes the potential payments upon termination and/or a change in control of the Company for Dr. Hedrick, our President:

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$406,628

Benefits
COBRA Premiums	—	$21,200

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$427,828

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Saad, our CFO:

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$389,917

Benefits
COBRA Premiums	—	$21,200

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$411,117

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Shirahama, our President – Asia Pacific.

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$454,432

Benefits
COBRA Premiums	—	$21,200

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$475,632

The following table describes the potential payments upon termination and/or a change in control of the Company for Mr. Shores, our Executive Vice President – Marketing and Sales.

	Change in Control (2)	Termination Following Change in Control (3)
PAYMENTS DUE UPON ACQUISITION / TERMINATION(1):
Cash Severance
Base Salary(4)	$—	$329,469

Benefits
COBRA Premiums	—	$21,200

Long-Term Incentives
Value of Accelerated Stock Options(5)	$—	$—

TOTAL VALUE	$—	$350,669

(1)	Assumes a triggering event occurred on December 31, 2012.

(2)	Based on the occurrence of a change in control of the Company, provided that the executive is at that time still in the service of the Company.

(3)	Based on the occurrence of either actual or constructive termination without good cause in the context of a change in control of the Company as described in detail in the section above titled, Company Acquisition/Post-Termination Compensation.

(4)	Based on the executive’s annual base salary on December 31, 2012, which was $467,900 for Mr. Calhoun; $406,628 for Dr. Hedrick; $389,917 for Mr. Saad, $454,432 (as recorded by the Company in 2012) for Mr. Shirahama and $329,469 for Mr. Shores.

(5)	Based on the difference between the aggregate exercise price of all accelerated in-the-money stock options and the aggregate market value of the underlying shares, calculated based on the per-share closing market price of our common stock on December 31, 2012, $2.80.

Director Compensation

Generally, our Board believes that the level of director compensation should be based on time spent carrying out Board and committee responsibilities and be competitive with comparable companies. In addition, the Board believes that a significant portion of director compensation should align director interests with the long-term interests of shareholders. The Board makes changes in its director compensation practices only upon the recommendation of the Compensation and Governance & Nominating Committees, and following discussion and approval by the Board.

The following table summarizes director compensation during fiscal year 2012

(a)	(b)	(c)	(d)	(e)

Director Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4)(5) ($)	Total ($)

Lloyd H. Dean, Chairman	$69,000	$22,000	$20,233	$111,233
Richard J. Hawkins	$59,500	$22,000	$20,233	$101,733
Paul W. Hawran	$72,000	$22,000	$20,233	$114,233
Ronald D. Henriksen (6)	$56,000	$22,000	$20,233	$98,233
E. Carmack Holmes, MD	$41,000	$22,000	$20,233	$83,233
David M. Rickey	$65,000	$22,000	$20,233	$107,233
Tommy Thompson	$40,000	$22,000	$20,233	$82,233

(1)	Mr. Calhoun and Dr. Hedrick are not included in this table as they are employees of the Company and receive no extra compensation for their services as a Director. The compensation received by Mr. Calhoun and Dr. Hedrick as employees of the Company is shown in the 2012 Summary Compensation Table and the three equity-related tables above.

(2)	In fiscal year 2012, each non-employee director’s compensation included a $6,250 quarterly retainer, a fee of $2,000 per quarterly meeting attended, and a fee of $2,000 per special meeting attended in person. Attendance of telephonic meetings was compensated at $1,000 per meeting. Compensation Committee, Governance and Nominating Committee and Audit Committee members received $1,000 per meeting attended. Executive Committee members were exempt from receiving committee fees. The Chairman of the Board received an additional annual stipend of $25,000, the Chairman of the Audit Committee received an additional annual stipend of $15,000, and the Chairmen of the Compensation Committee and the Governance and Nominating Committee each received an additional annual stipend of $10,000 and $7,500, respectively.

(3)	Each non-employee director was granted 10,000 shares of restricted stock, effective on January 1, 2012 with shares cliff vesting on December 31, 2012.

(4)	Each non-employee director was granted 15,000 option shares, effective on January 1, 2012. Column (d) represents the grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the 2012 grants, refer to note 14 of the financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 15, 2013.

(5)	As of December 31, 2012, the following directors held options to purchase the respective number of shares of our common stock: Richard J. Hawkins 120,000; Paul W. Hawran 195,000; Ronald D. Henriksen 271,250; E. Carmack Holmes 245,000; David M. Rickey 170,000, Lloyd H. Dean 41,000, and Tommy Thompson 36,000.

(6)	Effective December 31, 2012, Mr. Henriksen retired from our Board of Directors.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Base Awards Table

Each non-employee director was granted 15,000 option shares, effective on January 1, 2012. The stock options granted to the non-employee directors during 2012 have an exercise price of $2.20. The exercise prices of these grants were equal to the closing sale price of the Company’s common stock on NASDAQ on the date of grant. The option awards have a contractual term of 10 years and vest in equal monthly installments over a period of two years, subject to the director’s continued service to the Company. To align Board compensation with that of our peer group companies, each of our non-employee directors was also granted 10,000 shares of restricted stock, effective on January 1, 2012 with shares cliff vesting on December 31, 2012.

Equity Compensation Paid to Directors for Fiscal Year 2012

(a)	(b)	(c)	(d)		(e)	(f)		(g)

Director Name	Grant Date	Option Awards (#)	Grant Date Fair Value of Option Awards ($)		Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)		Total Value of Equity Awards for 2012 ($)
Lloyd H. Dean, Chairman	1/1/2012	15,000	$20,233	(1)	10,000	$22,000	(2)	$42,233
Richard J. Hawkins	1/1/2012	15,000	$20,233	(1)	10,000	$22,000	(2)	$42,233
Paul W. Hawran	1/1/2012	15,000	$20,233	(1)	10,000	$22,000	(2)	$42,233
Ronald D. Henriksen	1/1/2011	15,000	$20,233	(1)	10,000	$22,000	(2)	$42,233
E. Carmack Holmes, MD	1/1/2012	15,000	$20,233	(1)	10,000	$22,000	(2)	$42,233
David M. Rickey	1/1/2011	15,000	$20,233	(1)	10,000	$22,000	(2)	$42,233
Tommy Thompson	1/1/2012	15,000	$20,233	(1)	10,000	$22,000	(2)	$42,233

(1)	The grant date fair value of the option award granted to Directors other was $1.35 per share.

(2)	The grant date fair value of the restricted stock awarded to Directors was $2.20 per share.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee provided the following statement:

“The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Annual Meeting proxy statement on Schedule 14A.

Respectfully submitted,

Compensation Committee of the Board of Directors
David M. Rickey, Chair
Paul W. Hawran
Richard J. Hawkins

April 25, 2013”

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report and the following Audit Committee Report and the Comparative Stock Performance Graph shall not be incorporated by reference into any such filings.

AUDIT MATTERS

Report of the Audit Committee

The duties and responsibilities of the Audit Committee are set forth in its written charter, a copy which is available on the Company’s website. Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of NASDAQ.

Management has primary responsibility for the system of internal controls over financial reporting, disclosure controls and procedures, and for preparing the Company’s consolidated financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee provided the following report:

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2012 with the Company’s management and the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”). The Audit Committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence regarding KPMG’s communications with the Audit Committee concerning independence, discussed with KPMG their independence, and concluded that the non-audit services performed by KPMG are compatible with maintaining their independence. KPMG advised the audit committee that KPMG was and continues to be independent accountants with respect to the Company. Based upon the Audit Committee’s review and discussions as noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee of the Board of Directors
Paul W. Hawran, Chair
David M. Rickey
Tommy G. Thompson

April 25, 2013

Principal Accountant Fees and Services

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Audit Committee reviews and must pre-approve all audit and non-audit services performed by KPMG LLP as well as the fees charged by KPMG LLP for such services. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exception to the pre-approval requirement. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the accounting firm’s independence.

The following table shows the aggregate fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years ended December 31, 2012 and 2011.

	2012	2011
Audit fees (1)	$547,568	$530,734
Audit related fees (2)	$88,800	40,000
Tax Fees (3)	71,524	191,204
All other fees (4)	—	—
Total	$707,892	$761,938

(1)	Audit fees consist of fees for professional services performed by KPMG LLP for the integrated audit of our annual financial statements (and internal control over financial reporting) included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit related fees consist of fees for assurance and related services, such as comfort letters, performed by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees consist of fees for professional services performed by KPMG LLP with respect to tax compliance, tax advice, tax consulting and tax planning.
(4)	All other fees consist of fees for other permissible work performed by KPMG LLP that does not meet with the above category descriptions. No such fees were incurred in 2012 or 2011.

OTHER MATTERS

Stockholders Sharing the Same Address

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Notice of Availability of Proxy Materials is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (858) 458-0900. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

Stockholder Proposals for the 2014 Meeting

Stockholders interested in submitting a proposal for consideration at our 2014 Annual Meeting must do so by sending such proposal to our Corporate Secretary at Cytori Therapeutics, Inc., 3020 Callan Road, San Diego, CA 92121, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2014 Annual Meeting is March 21, 2014. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2014 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before April 30, 2014 and comply with the procedures and requirements set forth in Rule 14a‑8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our by‑laws. Any stockholder proposal received after April 30, 2014 will be considered untimely, and will not be included in our proxy materials.

In addition, stockholders interested in submitting a proposal outside of Rule 14a‑8 must properly submit such a proposal in accordance with our by‑laws. Our by‑laws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 120 days prior to the anniversary date of the preceding year’s Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2014 Annual Meeting, such a proposal must be received by the Company no later than April 30, 2014; provided, however, that in the event we hold the 2014 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2013 Annual Meeting, a proposal must be received by the Company a reasonable time before the proxy solicitation is made.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If other matters properly come before our Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

By Order of the Board of Directors,

CHRISTOPHER J. CALHOUN
Chief Executive Officer

[BALLOT]

C/O COMPUTERSHARE 250 ROYALL STREET CANTON, MA 02021
VOTE BY INTERNET
Before the meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTORI THERAPEUTICS, INC. The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

1. Election of Directors
Nominees
01)	David M. Rickey	06)	Marc H. Hedrick, MD
02)	Christopher J. Calhoun	07)	E. Carmack Holmes, MD
03)	Lloyd H. Dean	08)	Tommy G. Thompson
04)	Richard J. Hawkins
05)	Paul W. Hawran

The Board of Directors recommends you vote FOR the following proposals 2 and 3:
		For	Against	Abstain
2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Cytori for the fiscal year ending December 31, 2013.	☐	☐	☐

3.	To approve an amendment to Cytori's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 95,000,000 to 145,000,000 shares	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date:	Signature (Joint Owners)	Date:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

CYTORI THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 28, 2013
The undersigned hereby appoints Christopher J. Calhoun and Marc H. Hedrick, MD, or either of them, as proxy holders each with full power of substitution, to appear on behalf and to vote all shares of common stock of Cytori Therapeutics, Inc. (the "Company")
that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on August 28, 2013, and at any postponement thereof.

When properly executed, this proxy will be voted as directed. If properly executed and no instructions are specified, this proxy will be voted FOR the election of the listed Nominees as Directors under Proposal 1, FOR Proposal 2 and 3 and at the discretion of the proxies with respect to such other business as may properly come before the meeting.
\
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.
Continued and to be signed on reverse side